UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported):    August 15, 2003

Accrue Software, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26437	94-3238684
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

48634 Milmont Drive
Fremont, California    94538-7353
(Address of principal executive offices including zip code)

(510) 580-4500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 3. Bankruptcy or Receivership.

On August 15, 2003, Accrue Software, Inc., a Delaware corporation (the "Accrue") filed a voluntary petition under Chapter 11 of the United State Bankruptcy Code (the "Bankruptcy Code") and an order for relief was entered on that date, commencing the case, In re Accrue Software, Inc., Case No. 03-44749, pending before the United States Bankruptcy Court for the Northern District of California, Oakland Division in Oakland, California (the "Bankruptcy Court"). Accrue will continue to manage its business operations as a "debtor-in-possession" subject to the provisions and requirements of the Bankruptcy Code and Bankruptcy Court. Accrue anticipates filing an application with the Bankruptcy Court to appoint Gary J. Sanders, Chief Financial Officer of Accrue, as the responsible person for the duties and obligations of Accrue. On August 20, 2003, the Company issued a press release relating to the foregoing. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated in its entirety herein by reference.

Item 5. Other Events and Regulation FD Disclosure.

Also in connection with its bankruptcy filing, Accrue announced that it signed a definitive agreement with a newly formed Delaware corporation formed by institutional investors ("NewCo"), for the sale to NewCo of substantially all of Accrue's assets subject to court approval, as required under Section 363 of the Bankruptcy Code. Reference is hereby made to Accrue's press release attached hereto as Exhibit 99.1 for additional information regarding theproposed sale of substantially all of Accrue's assets.

Accrue also announced that effective August 18, 2003, Yorgen Edholm resigned as a member of the Accrue Board of Directors.

Item 7. Financial Statements and Exhibits.

The Press Release of Accrue dated August 20, 2003 is attached as Exhibit 99.1 to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Accrue Software, Inc.

By:	/s/ Gary J. Sanders

Gary J. Sanders
Chief Financial Officer

Dated: August 20, 2003

INDEX TO EXHIBITS

Exhibit Number	Description
99.1*	Press release dated dated August 20, 2003

*    Also provided in PDF format as a courtesy.